As filed with the Securities and Exchange Commission on July 28, 2025

Registration No. 333-260598
Registration No. 333-207579
Registration No. 333-178478
Registration No. 333-166210
Registration No. 333-52044
Registration No. 333-63389
Registration No. 33-80147

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT No. 333-260598
FORM S-8 REGISTRATION STATEMENT No. 333-207579
FORM S-8 REGISTRATION STATEMENT No. 333-178478
FORM S-8 REGISTRATION STATEMENT No. 333-166210
FORM S-8 REGISTRATION STATEMENT No. 333-52044
FORM S-8 REGISTRATION STATEMENT No. 333-63389
FORM S-8 REGISTRATION STATEMENT No. 33-80147

UNDER
THE SECURITIES ACT OF 1933

SigmaTron International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	36-3918470
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2201 Landmeier Road
Elk Grove Village, Illinois 60007
(Address including Zip Code of Principal Executive Offices)

2021 Non-Employee Director Restricted Stock Plan
2021 Employee Stock Option Plan
2019 Employee Stock Option Plan
2013 Non-Employee Director Restricted Stock Plan
2011 Employee Stock Option Plan
2004 Directors Stock Option Plan
2004 Employee Stock Option Plan
2000 Directors Stock Option Plan
2000 Employee Stock Option Plan
1997 Directors Stock Option Plan
1994 Directors Stock Option Plan
1993 Stock Option Plan
(Full title of the plans)

Gary R. Fairhead
President
2201 Landmeier Rd.
Elk Grove Village, IL 60007
(847) 956-8000
(Name, address and telephone number, including area code, of agent for service)

With copies to:

Grant J. Levine
Dmitriy A. Tartakovskiy
Greenberg Traurig, P.A.
101 East Kennedy Boulevard, Suite 1900
Tampa, FL 33602
(813) 318-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each a “Registration Statement” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by SigmaTron International, Inc., a Delaware corporation (the “Registrant”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereunder under such Registration Statements:

•
Registration Statement No. 333-260598, registering (i) 150,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), issuable under the 2019 Employee Stock Option Plan, (ii) 75,000 shares of Common Stock issuable under the 2021 Non-Employee Director Restricted Stock Plan and (iii) 400,000 shares of Common Stock issuable under the 2021 Employee Stock Option Plan, filed with the SEC on October 29, 2021;

•
Registration Statement No. 333-207579, registering (i) 21,305 shares of Common Stock previously issued to employees under the 2013 Employee Stock Purchase Plan and (ii) 375,610 shares of Common Stock issuable under the 2013 Employee Stock Purchase Plan, filed with the SEC on October 23, 2015;

•	Registration Statement No. 333-178478, registering 150,000 shares of Common Stock issuable under the 2011 Employee Stock Option Plan, filed with the SEC on December 14, 2011;
•
Registration Statement No. 333-166210, registering (i) 189,041 shares of Common Stock subject to options outstanding under the 2004 Employee Stock Option Plan, (ii) 60,000 shares of Common Stock subject to options outstanding under the 2004 Directors Stock Option Plan and (iii) 50,959 shares of Common Stock issuable under the 2004 Employee Stock Option Plan, filed with the SEC on April 21, 2010;

•
Registration Statement No. 333-52044, registering (i) 157,500 shares of Common Stock issuable under the 2000 Directors Stock Option Plan, (ii) 60,000 shares of Common Stock subject to options granted to directors under the 2000 Directors Stock Option Plan and (iii) 342,500 shares of Common Stock issuable under the 2000 Employee Stock Option Plan, filed with the SEC on December 18, 2000;

•
Registration Statement No. 333-63389, registering (i) 35,000 shares of Common Stock subject to options granted to directors under the 1997 Directors Stock Option Plan and (ii) 70,000 shares of Common Stock issuable under the 1997 Directors Stock Option Plan, filed with the SEC on September 15, 1998; and

•
Registration Statement No. 33-80147, filed with the SEC on December 7, 1995 registering shares of Common Stock subject to options granted under the 1994 Directors Stock Option Plan and the 1993 Stock Option Plan.

On May 20, 2025, the Registrant entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Transom Axis AcquireCo, LLC, a Delaware limited liability company (“Parent”), and Transom Axis MergerSub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, on July 28, 2025, Purchaser merged with and into the Registrant with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all of the offerings and sales of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance under the Registration Statements but remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof, and each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elk Grove Village, Illinois, on July 28, 2025.

SIGMATRON INTERNATIONAL, INC.

By:	/s/ Gary R. Fairhead
Name	Gary R. Fairhead
Title:	President

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.